Exhibit (k)(iii)

Expense Limitation Agreement

As of January 1, 2009

Managers of Man-Glenwood Lexington, LLC
Managers of Man-Glenwood Lexington Associates Portfolio, LLC

With reference to the Investment Advisory Agreement, and Amendment No. 1 to the Investment Advisory Agreement, entered into by Glenwood Capital Investments, L.L.C. (the "Adviser") with Man-Glenwood Lexington Associates Portfolio, LLC (the "Portfolio") and the Services Agreement entered into by the Adviser and Man-Glenwood Lexington, LLC ("Lexington"), we hereby notify you as follows:

1.

Through January 31, 2010, the Adviser agrees to limit the total annualized expenses (excluding fees and expenses of underlying funds) of Lexington and the Portfolio to the amount of 2.25% of net assets attributable to beneficial interests in the Lexington and the Portfolio.

2.

The Adviser shall be permitted to recover from Lexington expenses it has borne subsequent to the effective date of this agreement (whether through reduction of its management fee or otherwise) in later periods to the extent that Lexington’s expenses fall below the annual rate set forth above at the end of a particular quarter. Provided, however, that Lexington is not obligated to pay any such amount more than three years after the end of the quarter in which the Adviser deferred a fee or reimbursed an expense, and that any such recovery by the Adviser shall not cause Lexington to exceed the rate set forth above.

3.

After January 31, 2010, this Expense Limitation Agreement shall automatically renew for one-year terms and may be terminated by the Adviser, Lexington or the Portfolio upon thirty (30) days' prior written notice to the other party.

Very truly yours,

GLENWOOD CAPITAL INVESTMENTS, L.L.C.

	By:	/s/ John B. Rowsell
Name: John B. Rowsell
Title: Manager and President

ACCEPTED AND AGREED TO		ACCEPTED AND AGREED TO
ON BEHALF OF MAN-GLENWOOD		ON BEHALF OF MAN-GLENWOOD
LEXINGTON ASSOCIATES		LEXINGTON, LLC:
PORTFOLIO, LLC:

By:______________________		By:________________________
Name:		Name:
Title:		Title: